EXHIBIT 10.2.c
AMENDMENT NO. 2
TO THE
2005 CEDAR SHOPPING CENTERS, INC.
DEFERRED
COMPENSATION PLAN
               WHEREAS, Cedar Shopping Centers, Inc. (the “Company”) has adopted the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan (the “Plan”); and
               WHEREAS, Section 8.1 of the Plan generally permits the Board of Directors of the Company to amend the Plan; and
               WHEREAS, the Board of Directors of the Company now desires to amend the Plan as set forth below;
               NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The following definition of “Code Section 409A” is hereby added to Section 1.1 of the Plan:
“Code Section 409A” shall mean Section 409A of the Code, including any proposed or final regulations issued thereunder and the preambles thereof, and any guidance issued by the Internal Revenue Service thereunder, in each case, as amended and any successor thereto.”
2.	Section 3.1(a) of the Plan is hereby amended by adding the following sentence at the end thereof:
“For the avoidance of doubt, to the extent that a portion of a Participant’s Compensation that is earned during the final payroll period of a Plan Year (the “First Plan Year”) is not paid until the subsequent Plan Year (the “Second Plan Year”) due only to the normal payroll practices of the Company (the “Final Payroll Compensation”), any Compensation Deferral election made with respect to the Participant’s Compensation earned during the First Plan Year shall not apply to the Participant’s Final Payroll

Compensation earned during the First Plan Year, and only a Compensation Deferral election made with respect to the Participant’s Compensation earned during the Second Plan Year shall apply to a Participant’s Final Payroll Compensation earned during the First Plan Year.”
3.	The first sentence of Section 4.2 of the Plan is hereby deleted and replaced in its entirety as follows:
“Except as hereinafter provided, an amount equal to the Dividends paid on the number of Share units allocated to a Participant’s Share Deferral Account shall be paid to the Participant as soon as practicable after such Dividends are received by the Trustee; provided, however, that a Participant may elect to have all or a portion of the Dividends that would be payable to him deferred under the Plan and allocated to the Participant’s Cash Deferral Account, by completing a Dividend Deferral Election form provided by the Administrator (i) no later than December 31st of the Plan Year preceding the Plan Year during which the Dividends were paid by the Company, or (ii) in the case of an individual who first becomes an employee or director of the Company during a Plan Year, an election to defer his Dividends (if any) that are paid during such Plan Year (after the date he makes such an election) may be made within thirty (30) days of his becoming a Participant, or (iii) if the Dividend Deferral Election refers to Dividends to be paid with respect to Shares awarded as part of a Share Bonus and with respect to which the Participant makes a Share Bonus Deferral election, such Dividend Deferral Election may be made within the same timeframe and with respect to such portion of the Share Bonus as the Share Bonus Deferral may be made under Section 4.1(a)(ii).”
4.	Section 5.1 of the Plan is hereby amended by adding the following two sentences at the end thereof:
“If a Participant makes an election under the Plan to receive a distribution in installments (and such election is approved by the Administrator), the Participant shall be deemed to have elected to receive such installment payments as a “series of separate payments” for purposes of Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, each Participant in the Plan as of December 11, 2007, shall be entitled to elect (in the form and manner and within such time period as prescribed by the Administrator in accordance with the transition guidance set forth in Code Section 409A) a new time and form of payment of any amounts previously deferred under the Plan pursuant to the Participant’s then outstanding deferral elections.”

5.	Section 5.2(a) of the Plan is hereby amended by adding the following sentence at the end thereof:
“For purposes of this Section 5.2(a) only, a Participant’s “termination of employment” with the Company will only be deemed to have occurred if the Participant’s termination of employment with the Company constitutes a “separation from service” with the Company for purposes of Code Section 409A.”
6.	Section 5.2(b) of the Plan is hereby deleted and replaced in its entirety as follows:
“Except as provided below, distributions to a Participant from the Participant’s Cash Deferral Account shall be made in a single, lump-sum distribution as soon as is practical after the payment date set forth in Section 5.2(a) hereof. Notwithstanding the foregoing, with respect to a distribution from a Participant’s Cash Deferral Account, a Participant may instead elect (in the same form and manner and within the same prescribed time periods as provided in Section 5.2(a)) to receive such distribution from the Participant’s Cash Deferral Account in quarterly installments, commencing as of the first business day in January coincident with or immediately following the Original Cash Distribution Date (or the Deferred Cash Distribution Commencement Date, if applicable) and continuing over a period of not more than eighty (80) calendar quarters. The first quarterly installment shall be in an amount equal to the value of the Participant’s Cash Deferral Account (determined in accordance with Section 3.2 hereof) as of the first business day in January coincident with or immediately following the Original Cash Distribution Date (or the Deferred Cash Distribution Commencement Date, if applicable), divided by the total number of calendar quarters over which the Participant elected for such quarterly installments to be paid. Each quarterly installment thereafter shall be made on the first business day of each subsequent calendar quarter in an amount equal to the value of the Participant’s Cash Deferral Account as of such date, divided by the remaining number of calendar quarters over which the Participant elected for such quarterly installments to be paid.”
7.	Section 5.3(b) of the Plan is hereby deleted and replaced in its entirety as follows:
“Except as provided below, distributions to a Participant from a Participant’s Share Deferral Account shall be made in a single, lump-sum distribution as soon as is practical after the payment date set forth in Section 5.3(a) hereof. Notwithstanding the foregoing, with respect to a distribution from a Participant’s Share Deferral Account, a Participant may instead elect (in the same form and manner and within the same prescribed time periods as provided in

Section 5.3(a)) to receive such distribution from the Participant’s Share Deferral Account in quarterly installments, commencing as of the first business day in January coincident with or immediately following the Original Share Distribution Date (or the Deferred Share Distribution Commencement Date, if applicable) and continuing over a period of not more than eighty (80) calendar quarters. The first quarterly installment shall be in an amount equal to the value of the Participant’s Share Deferral Account (determined in accordance with Section 4.4 hereof) as of the first business day in January coincident with or immediately following the applicable Original Share Distribution Date (or the Deferred Share Distribution Commencement Date, if applicable), divided by the total number of calendar quarters over which the Participant elected for such quarterly installments to be paid. Each quarterly installment thereafter shall be made on the first business day of each subsequent calendar quarter in an amount equal to the value of the Participant’s Share Deferral Account as of such date, divided by the remaining number of calendar quarters over which the Participant elected for such quarterly installments to be paid.”
8.	The last two sentences of Section 5.4 of the Plan are hereby deleted and replaced in their entirety as follows:
“The amount that may be so distributed shall not exceed the amount determined by the Administrator in accordance with Code Section 409A to be reasonably necessary to satisfy the Financial Hardship. For purposes of this Section 5.4, “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from sudden and unexpected illness or injury of the Participant (or of any dependent of the Participant), loss of the Participant’s property due to unexpected casualty, or other similar extraordinary and unforeseeable circumstances arising out of events beyond the Participant’s control, all as determined by the Administrator in good faith, but only to the extent such “Financial Hardship” would constitute an “unforeseeable emergency” for purposes of Code Section 409A.”
9.	The first sentence of Section 8.2 of the Plan is hereby deleted and replaced in its entirety as follows:
“Notwithstanding Section 8.1, in the event of a Change in Control which constitutes a “change in control event” for purposes of Code Section 409A, the Board of Directors may terminate the Plan.”
10.	Section 8.2 of the Plan is hereby amended by adding the following sentence at the end thereof:

“To the extent a Participant is entitled to receive a Tax Gross-Up Payment under this Section 8.2, the Company shall be required to pay such Tax Gross-Up Payment to the Participant no later than the last day of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the applicable taxing authority.”
11.	Section 9.7 of the Plan is hereby amended by adding the following at the end thereof:
“The Participant shall be entitled to reimbursement by the Company for any such reimbursable legal expenses incurred by the Participant at any time during the Participant’s lifetime. The Company shall reimburse the Participant for any such incurred reimbursable legal expense as soon as is practicable, and in no event later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. The amount of such legal expenses that will be eligible for reimbursement during any particular taxable year of the Participant shall have no affect on the amount of such legal expenses that will be eligible for reimbursement in any subsequent taxable year of the Participant. The Participant’s right to reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.”
12.	This Amendment shall be effective as of December 1, 2007.

13.	Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.
               IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to be executed by a duly authorized officer of the Company this 11th day of December, 2007.

CEDAR SHOPPING CENTERS, INC.
By:	/s/ LEO S. ULLMAN
	Name:	Leo S. Ullman
	Title:	President